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Exhibit 10.14

March 24, 2011

Mr. Michael E. McGrath
15116 Vizcaya Drive
Dallas, TX 75248

Re: Third Amendment to Terms and Conditions of Employment

Dear Michael:

        This letter will evidence the terms and conditions relating to an amendment of the letter agreement entered into by Thomas Group, Inc. (the "Company") and you dated February 19, 2008, as previously amended by the Amendment to Terms and Conditions of Employment entered into by the Company and you and dated March 3, 2009 (the Employment Letter") and subsequently amended March 2, 2010.

        The terms of this amendment are effective March 1, 2011.

        The Employment Letter is hereby amended so that Section 1(c) of the Employment Letter shall read in its entirety as follows:

        1.    Time Commitment.    The Employment Letter is hereby amended so that Section 1 (c) of the Employment Letter shall read in its entirety as follows:

          (c)    Time Commitment.    You are not expected to apply all of your business time and energy to your duties as Executive Chairman, Chief Executive Officer and President.

        2.    Compensation.    The Employment Letter is hereby amended so that Section 1 (d) of the Employment Letter shall read in its entirety as follows: (d) Compensation. Your base salary effective March 1, 2011 shall be $250,000. This shall be payable in accordance with the Company's standard policies and subject to standard withholdings and deductions. In addition, effective March 1, 2011 you will receive 50% of the billable value of your own personal time charged to client contracts, according the Company's standard policies. The company will pay for this portion of your time monthly through Decisions Decisions LLC based on invoices received.

        3.    Restricted Share Award

        The Compensation and Corporate Governance Committee of the Board of Directors of the Company has approved a grant to you of a total of up to 60,000 shares of restricted stock to be distributed to you over the course of 2011. In accordance with and subject to the terms of the Restricted Share Award agreement governing such award, you will receive 15,000 shares on the last day of each quarter of 2011, provided that you remain employed by the Company in the roles of Executive Chairman, President and Chief Executive Officer on the last day of each quarter of 2011.

        4.    Annual Bonus.

        Notwithstanding Section 2(c) of the Employment Letter, you will no longer be eligible for an annual bonus.

JC	MEM

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        5.    Retention Payment

        In order to encourage you to enhance and preserve the value of the Company and to ensure your continuing support, the Company considers it appropriate to provide you with retention pay if your employment is terminated by the Company without Cause.

          a.     In that event, the Company will pay to you in cash a retention payment (the "Retention Payment") in an amount equal to six (6) months of your annual base salary, at the time of termination of your employment, payable in a lump sum as soon as practicable, but in no event more than 15 days, following the date of your termination. Such Retention Payment shall be subject to such deductions and withholdings as may be required to be made pursuant to law or by agreement with you.

          b.     While the actual amount of the Retention Payment will be determined based on your annual base salary at the time of termination, based on your current annual base salary as of the date of this Agreement of $250,000.00, your Retention Payment would be $125,000.

          c.     For purposes of this Section 5, "Cause" means (i) your repeated and willful failure to perform one or more of your essential duties and responsibilities to the Company in a satisfactory manner; (ii) your repeated and willful failure to follow the lawful and reasonable directives of the Company; (iii) your material violation of any written policy of the Company; (iv) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (v) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company; or (vi) your willful breach of any of your obligations under any written agreement or covenant with the Company. Notwithstanding the foregoing, in the event that there is a separate written employment agreement between you and the Company that contains a different definition of "Cause", that definition shall apply for purposes of this Agreement in lieu and instead of the foregoing definition.

          d.     As a condition to your receipt of such Retention Payment, upon termination of your employment, you are required (i) to comply with your continuing obligations to the Company (including the return of any Company property and compliance with any non-competition and confidentiality agreement), and (ii) to resign from all positions you hold with the Company, and (iii) to execute a release agreement releasing any and all claims you may have against the Company.

          e.     The Retention Payment provided for by this Agreement is not intended to be subject to Section 409A of the Internal Revenue Code.

          f.      The provisions of this Section 5 related to the Retention Payment shall terminate December 31, 2012. After the end of the term of this Section 5, this Section 5 shall have no further force and effect of any kind whatsoever and no Retention Payment of any kind shall be thereafter payable hereunder, except solely for any payment that has accrued and become payable prior to such date. Other severance agreements, if any, may then be in effect following termination of this Section.

        6.    Business Expenses.

        The Company will continue to reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties in accordance with the Company's policies applicable to senior executives as in effect from time to time. The Company agrees to increase your reimbursement for the actual cost of first-class commercial airline fares for travel from your residences in Maine or Boston to Dallas, not to exceed $50,000 in a 12-month period.

        7.    Ratification.

        Except as amended or modified by this letter, the Employment Letter is hereby ratified by each of the parties hereto and shall remain in full force and effect in accordance with its terms.

JC	MEM

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        8.    Counterparts.

        This letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        If you agree that the foregoing terms and conditions accurately evidence our agreement, please initial each page and sign and return this letter.

My best regards, THOMAS GROUP, INC.
/s/ John T. Chain, Jr.
By: General John T. Chain, Jr.
Director and Chairman of the Compensation and Corporate Governance Committee
ACCEPTED AND AGREED:
/s/ Michael E. McGrath
Michael E. McGrath March 24, 2011

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  Exhibit 10.14